                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                    TRICON GLOBAL RESTAURANTS, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]
                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 GARDINER LANE
                           LOUISVILLE, KENTUCKY 40213
                                                                  March 25, 2000

Dear Fellow Shareholders:

    On behalf of your Board of Directors, we are pleased to invite you to attend the 2000 Annual Meeting of Shareholders of TRICON Global Restaurants, Inc. The meeting will be held on Thursday, May 18, 2000, at 9:00 a.m., local time, in the Yum Center at 1900 Colonel Sanders Lane in Louisville, Kentucky.

    At this meeting, you will be asked to elect four directors and to ratify the Board's selection of independent auditors to audit the Company's financial statements for 2000. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting.

    To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. For the first time we are also offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the proxy statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

    An admission ticket is attached to the accompanying proxy card. Please retain it and bring it with you if you plan to attend the meeting.

                                          Sincerely,

                                          [SIG]

                                          ANDRALL E. PEARSON
                                          CHAIRMAN OF THE BOARD

                                          [SIG]

                                          DAVID C. NOVAK
                                          CHIEF EXECUTIVE OFFICER

[LOGO]
                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 GARDINER LANE
                           LOUISVILLE, KENTUCKY 40213
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To Our Shareholders:

    The Annual Meeting of Shareholders of TRICON Global Restaurants, Inc. will be held in the Yum Center at 1900 Colonel Sanders Lane, Louisville, Kentucky, on Thursday, May 18, 2000 at 9:00 a.m., local time, for the following purposes:

    (1) To elect four directors to serve until the 2003 annual meeting and until their successors are elected and qualified;

    (2) To ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending December 30, 2000; and

    (3) To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 20, 2000 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          CHRISTIAN L. CAMPBELL
                                          SECRETARY

March 25, 2000

                             YOUR VOTE IS IMPORTANT

    It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the internet or by telephone. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
GENERAL INFORMATION ABOUT THE MEETING.......................      1
  Quorum and Voting Requirements............................      1
  Proxies and Voting Procedures.............................      2
  Electronic Delivery of Proxy Materials....................      2
  Solicitation Expenses.....................................      3
  Admission to Annual Meeting...............................      3

ELECTION OF DIRECTORS.......................................      3
  Board of Directors........................................      3
  Nominees for Class III Directors--Terms Expiring in
    2003....................................................      4
  Class I Directors--Terms Expiring in 2001.................      5
  Class II Directors--Terms Expiring in 2002................      5
  Meetings of the Board of Directors........................      6
  Committees of the Board of Directors......................      6
  Compensation of Directors.................................      7
  Compensation Committee Interlocks and Insider
    Participation...........................................      7
  Section 16 Beneficial Ownership Reporting Compliance......      7
  Stock Ownership of Certain Beneficial Owners..............      8
  Stock Ownership of Management.............................      8

EXECUTIVE COMPENSATION......................................     10
  Summary of Cash and Certain Other Compensation............     10
  Stock Option Grants.......................................     12
  Stock Option Exercises and Holdings.......................     13
  Pension Plans.............................................     13
  Employment Agreements and Change in Control Agreements....     14
  Certain Transactions......................................     15

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....     15

PERFORMANCE GRAPH...........................................     19

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...........     19

SHAREHOLDER PROPOSALS/DIRECTOR NOMINATIONS..................     20

OTHER MATTERS...............................................     20

                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 GARDINER LANE
                           LOUISVILLE, KENTUCKY 40213

                            ------------------------

                                PROXY STATEMENT
                        FOR ANNUAL MEETING TO BE HELD ON
                                  MAY 18, 2000

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TRICON Global Restaurants, Inc., a North Carolina corporation ("Tricon" or the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Eastern Daylight Savings Time), on Thursday, May 18, 2000, in the Yum Center, at 1900 Colonel Sanders Lane, Louisville, Kentucky, for the purposes set forth in the accompanying Notice of the meeting. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders commencing on or about March 25, 2000.

                     GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING REQUIREMENTS

    The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees for directors. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter ("broker non-votes"), those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.

    Only shareholders of record at the close of business on March 20, 2000 are entitled to vote at the Annual Meeting. As of March 20, 2000, there were 148,254,779 shares of the Company's Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

    Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments in accordance with the choices specified on the proxy. If no choices are specified, the shares represented by that proxy will be voted as recommended by the Board of Directors. A proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the inspectors of election in writing prior to voting of the proxy. Beneficial owners who intend to vote shares at the meeting should obtain a legal proxy or power of attorney from their broker and present it at the meeting to establish their right to vote such shares.

    If you are a participant in the Capital Stock Purchase Program, shares of Common Stock held in your account may be voted through the proxy card accompanying this mailing. The administrator of this program, as the shareholder of record, may only vote the shares for which it has received directions to vote from participants.

    If you are a participant in the Tricon Long Term Savings Program ("Plan"), you may use the accompanying proxy card to direct the trustee of the Plan to vote shares of Common Stock you beneficially own under the Plan. In accordance with the Plan terms, if your proxy card for Plan shares is not returned, those shares will not be voted.

PROXIES AND VOTING PROCEDURES

    All shareholders may vote their shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement. Instead of submitting your proxy through the mail, you may choose to vote your shares electronically by accessing the internet site or by using the toll-free telephone numbers identified below. Please note that there are separate arrangements for using the internet and telephone to vote your shares depending on whether shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If you elect to vote either by accessing the internet or by using the toll-free telephone numbers, please do not mail back your proxy card.

    The telephone and internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been properly recorded. Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the shareholder.

    FOR SHARES REGISTERED DIRECTLY IN THE NAME OF THE SHAREHOLDER. Shareholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, Boston EquiServe, may vote their shares
(1) by submitting their proxy through the internet at the following address on the World Wide Web: http://www.eproxyvote.com/yum, (2) by making a toll-free telephone call from the U.S. and Canada to Boston EquiServe at 1-877-779-8683 or outside the U.S. and Canada collect at 1-201-536-8073 or (3) by mailing their signed proxy card. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted through the internet or by telephone through Boston EquiServe as described above must be received by 5:00 p.m., Eastern Daylight Savings Time, on May 17, 2000.

    FOR SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK. A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and internet voting options (as well as the option to receive future shareholder communications including proxy materials through the internet and not through the mail). This program is different from the program provided by Boston EquiServe for shares registered directly in the name of the shareholder. If your shares are held in an account with a brokerage firm or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your brokerage firm or bank, or via the internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com). Votes submitted via the internet or by telephone through the ADP program must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 17, 2000.

ELECTRONIC DELIVERY OF PROXY MATERIALS

    Tricon shareholders with shares registered directly in their name may elect to receive the Company's future annual reports, proxy statements and to vote their shares through the internet instead of receiving copies through the mail. Tricon is offering this service to provide added convenience to its shareholders and to reduce annual report printing and mailing costs.

    To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

    To elect this option, go to website http://www.econsent.com/yum. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the internet.

    If you consent to receive the Company's future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing, or e-mailing our Transfer Agent, BankBoston (Boston EquiServe), at:
P.O. Box 8038, Boston, MA 02266-8038; http://www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent.

SOLICITATION EXPENSES

    The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $12,500 plus expenses for these services. In addition to the solicitation of proxies by mail, certain directors, officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

ADMISSION TO ANNUAL MEETING

    If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and return the proxy card with the "Annual Meeting" box marked. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to the Company's transfer agent, BankBoston, N.A., P.O. Box 8038, Boston, Massachusetts 02266-8038. Admittance to the annual meeting will be based upon availability of seating. Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions desk.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

BOARD OF DIRECTORS

    The Board of Directors is presently divided into three classes consisting of four directors each. Each class is elected for a three-year term expiring in successive years. The Board of Directors has nominated each of the following individuals for reelection at the annual meeting:

                               D. RONALD DANIEL
                               KENNETH G. LANGONE
                               ANDRALL E. PEARSON
                               JOHN L. WEINBERG

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

    If elected, the Company expects that Messrs. Daniel, Langone, Pearson and Weinberg will hold office until the annual meeting of shareholders in 2003 and until their respective successors have been elected and qualified.

    Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the four nominees receiving the greatest number of votes for Class III directors will be deemed elected directors. Unless a shareholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the four nominees for Class III directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

    The following pages contain certain information regarding each of the nominees for election as directors at this year's annual meeting and each continuing director. Stock ownership information for each nominee and continuing director is presented beginning on page 8.

--------------------------------------------------------------------------------

NOMINEES FOR CLASS III DIRECTORS--TERMS EXPIRING IN 2003

--------------------------------------------------------------------------------

    D. RONALD DANIEL is an employee of McKinsey & Company. He served as a director of McKinsey & Company from 1968 to 1999. He joined McKinsey & Company in 1957 and held various positions with the firm, including Managing Director from 1976 to 1988. Mr. Daniel is a member of the Harvard Corporation, the Harvard Board of Overseers, and is the Treasurer of Harvard University.
Mr. Daniel is also a member of the boards of WNET/Thirteen, New York's public television station, the Brookings Institution, Rockefeller University and the Markle Foundation. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and the Compensation Committee. Age 70.

    KENNETH G. LANGONE is the founder, and since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, Inc., a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of Home Depot, Inc. and has been a director since 1978. He is also a director of DBT Online, Inc., General Electric Co., Interworld Corp. and Unifi, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 64.

    ANDRALL E. PEARSON became Chairman of the Board of Tricon effective
August 15, 1997, and he previously served as Chief Executive Officer of the Company from October 21, 1997 to January 1, 2000. Mr. Pearson previously served as an operating partner of Clayton, Dubilier & Rice, a leveraged buy-out firm, from 1993 to 1997. He was President and Chief Operating Officer of
PepsiCo, Inc. from 1971 through 1984 and served on PepsiCo's Board of Directors for 26 years, retiring in April 1996. From 1985 to 1993 he was a tenured professor at Harvard Business School. Mr. Pearson is also a director of DBT Online, Inc. and Citigroup Inc. He is also a trustee of the New York University Medical Center and Good Samaritan Medical Center in Palm Beach, Florida. He is a member and Chairperson of both the Tricon Executive/ Finance Committee and Nominating Committee. Age 74.

    JOHN L. WEINBERG is a member of the Board of Directors of the Goldman Sachs Group, Inc., a position he has held since May 1999. He was Senior Chairman of Goldman, Sachs & Co. from 1990 to 1999. Mr. Weinberg has served as an investment banker with Goldman, Sachs & Co. since 1950. He became a Partner in 1956, Senior Partner and Co-Chairman of the Management Committee in 1976, and was Senior Partner and Chairman of the Management Committee from 1984 until 1990. He is also a director of Knight-Ridder, Inc. and Providian Financial Corporation. He became a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and the Compensation Committee, of which he is Chairperson. Age 75.

--------------------------------------------------------------------------------

CLASS I DIRECTORS--TERMS EXPIRING IN 2001

--------------------------------------------------------------------------------

    ROBERT HOLLAND, JR. is the owner and Chief Executive Officer of WorkPlace Integrators, Michigan's largest Steelcase office furniture dealer. Prior to his current position, he was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from 1995 through 1996. From 1981 to 1984 and from 1991 to 1995, Mr. Holland served as Chairman and Chief Executive Officer of Rokher-J, Inc., which participates in business development projects and provides strategy development assistance to senior management of major corporations. From 1984 to 1987, he was Chairman and Chief Executive Officer of City Marketing, a beverage distribution company in Detroit, Michigan. From 1987 to 1990, he was Vice President, and from 1990 to 1991, he was Chairman of Gilreath Manufacturing, Inc., a full-service custom plastic injection molding company. Mr. Holland is also a director of MONY Group Inc., TruMark Inc., Mazaruni Granite Products, A C Nielsen Corporation, Olin Corporation and Lexmark International, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 58.

    SIDNEY KOHL, along with other family members, developed Kohl's Food Stores, Wisconsin's largest supermarket chain, and Kohl's Department Stores, now a national (New York Stock Exchange) department store chain. He served as President and then Chairman when the two entities were sold in 1972. Since 1980, Mr. Kohl has been the president of the Sidney Kohl Company which develops, owns and manages substantial commercial and residential property. Mr. Kohl also serves on the Board of Kinko's, Inc. and Alliant FoodService, Inc. He was elected a Director of Tricon effective October 7, 1997, and is a member and Chairperson of the Audit Committee. Age 69.

    DAVID C. NOVAK became Chief Executive Officer of Tricon on January 1, 2000. He also serves as Vice Chairman of the Board and President of Tricon, positions he has held since October 21, 1997. He was elected a Director of Tricon effective October 7, 1997. Mr. Novak previously served as Group President and Chief Executive Officer, KFC and Pizza Hut from August 1996 to July 1997, at which time he became acting Vice Chairman of Tricon. Mr. Novak joined Pizza Hut in 1986 as Senior Vice President, Marketing. In 1990, he became Executive Vice President, Marketing and National Sales, for Pepsi-Cola Company. In 1992 he became Chief Operating Officer, Pepsi-Cola North America, and in 1994 he became President and Chief Executive Officer of KFC North America. Mr. Novak is a member of the Tricon Executive/Finance Committee and Nominating Committee. Age 47.

    JACKIE TRUJILLO has been Chairman of the Board of Harman Management Corporation, one of KFC's largest franchisees, since 1995. She joined the Harman organization in 1953 and held various positions, becoming Executive Vice President of Operations in 1983, with responsibility for operations of its restaurants in Utah, Colorado, Washington and Northern California. From 1987 to 1995, she served as Executive Vice Chairman of Harman Management Corporation. She was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 64.

--------------------------------------------------------------------------------

CLASS II DIRECTORS--TERMS EXPIRING IN 2002

--------------------------------------------------------------------------------

    JAMES DIMON is a private investor and the former President of Citigroup Inc., having held that position during October and November 1998 following the merger of Travelers Group Inc. and Citicorp. From September 1991 until
October 1998, he was a director of Travelers Group Inc. From June 1995 to November 1998, he was President and Chief Operating Officer of Travelers Group Inc. He was the Co-Chairman of the Board and Co-Chief Executive Officer of Salomon Smith Barney Holdings Inc. ("Salomon Smith Barney"), the immediate parent company of Smith Barney Inc. and Salomon Brothers Inc. Mr. Dimon was a director of Travelers Property Casualty Corp. from 1996 to 1998. From May 1988 to

June 1995 he was Chief Financial Officer of Travelers Group Inc. From March 1994 to January 1996 he was Chief Operating Officer of the predecessor to Salomon Smith Barney. Mr. Dimon is a trustee of New York University Medical Center and a director of the Center on Addiction and Substance Abuse. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Executive/Finance Committee, Nominating Committee and Audit Committee. Age 44.

    MASSIMO FERRAGAMO is President and Vice Chairman of Ferragamo USA, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Audit Committee. Age 42.

    ROBERT J. ULRICH is Chairman and Chief Executive Officer of Target Corporation (formerly Dayton Hudson Corporation) and Target Stores. He became President of Dayton Hudson Department Store Company and President of Target Stores in 1984. He became Chairman and Chief Executive Officer of Target Stores in 1987 and assumed his additional present position with Target Corporation in 1994. Mr. Ulrich is also a director of Target Corporation. He was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 56.

    JEANETTE S. WAGNER is Vice Chairman of the Estee Lauder Companies, Inc. and has held this position since July 1, 1998. From 1986 until 1998, she was President of Estee Lauder International, Inc., the largest subsidiary of The Estee Lauder Companies, Inc. Ms. Wagner's career at Estee Lauder has included marketing and general management assignments domestically and internationally. She was elected a Director of Tricon effective October 7, 1997, and is a member of the Compensation Committee. Age 70.

MEETINGS OF THE BOARD OF DIRECTORS

    During fiscal 1999, the Board of Directors met seven times, the Audit Committee met six times, and the Compensation Committee met four times. All directors attended at least 75% of all of the meetings of the Board and the committees of which they were members during fiscal 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit, Compensation, Executive/Finance and Nominating Committees. All members of the Audit and Compensation Committees are non-employee directors.

    AUDIT COMMITTEE. The Audit Committee consists of James Dimon, Massimo Ferragamo, Robert Holland, Jr., Jackie Trujillo and Sidney Kohl, who serves as Chairperson. The Audit Committee's responsibilities include: (i) recommending to the Board the selection, retention or termination of the Company's independent auditors; (ii) reviewing the fees for non-audit services provided by the Company's independent auditors; (iii) reviewing the scope and results of the work of the Company's internal auditors; (iv) reviewing the scope and approving the estimated cost of the annual audit; (v) reviewing the annual financial statements and the results of the audit with management and the independent auditors; (vi) reviewing with management, the Company's internal auditors and the independent auditors the adequacy of the Company's system of internal accounting controls; (vii) reviewing with management and the independent auditors any significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls; (viii) reviewing the procedures that ensure that the Company has the appropriate systems and processes in place to be sure that the Company is in compliance with all applicable laws and regulations; and (ix) reporting to the Board on the results of its review and making recommendations as it may deem appropriate. The Audit Committee met six times during fiscal 1999.

    COMPENSATION COMMITTEE. The Compensation Committee consists of D. Ronald Daniel, Kenneth G. Langone, Robert J. Ulrich, Jeanette S. Wagner and John L. Weinberg, who serves as Chairperson. The Compensation Committee's responsibilities include: (i) reviewing and submitting to the Board of Directors recommendations concerning the Company's compensation philosophy;
(ii) oversight of Tricon's Long

Term Incentive Plans, Executive Incentive Compensation Plan and other executive plans; (iii) approving, or referring to the Board of Directors for approval, changes in such plans and the compensation programs to which they relate;
(iv) reviewing and approving the compensation of senior executives of the Company; (v) appraising the performance of the chief executive officer and other senior executives; (vi) reviewing management succession planning; and
(vii) reviewing periodically directors' compensation. The Compensation Committee met four times in fiscal 1999.

    EXECUTIVE/FINANCE COMMITTEE. The Executive/Finance Committee consists of D. Ronald Daniel, James Dimon, David C. Novak, John L. Weinberg and Andrall E. Pearson, who serves as Chairperson. The Executive/Finance Committee exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company consistent with applicable law while the Board of Directors is not in session. The Executive/Finance Committee did not meet during fiscal 1999.

    NOMINATING COMMITTEE. The Nominating Committee consists of D. Ronald Daniel, James Dimon, David C. Novak, John L. Weinberg and Andrall E. Pearson, who serves as Chairperson. The Nominating Committee: (i) identifies suitable candidates for Board members; (ii) proposes to the Board a slate of directors for election by the shareholders; and (iii) proposes candidates to fill vacancies on the Board based on qualifications it determines to be appropriate. The committee will consider those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. The Nominating Committee did not meet during fiscal 1999.

COMPENSATION OF DIRECTORS

    Employee Directors do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive an annual stock grant retainer with a fair market value of $50,000 and an annual grant of vested options to buy $50,000 worth of Tricon's Common Stock at a price equal to the fair market value of Tricon Common Stock on the date of grant. Non-employee Directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, payment of which will be deferred until termination from the Board. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals may not be made for less than one year. The Company also pays the premiums on directors' and officers' liability and business travel accident insurance policies covering the Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1999, members of the Compensation Committee were John L. Weinberg, D. Ronald Daniel, Kenneth G. Langone, Jeanette S. Wagner and Robert J. Ulrich. Mr. Weinberg is a director of Goldman Sachs Group, Inc. During fiscal 1999, Goldman Sachs Group, Inc. provided investment banking and financial advisory services to the Company.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during fiscal 1999.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Based on Schedule 13G filings, stockholders holding 5% or more of Tricon Common Stock as of December 31, 1999, were:

                                                                    NUMBER OF SHARES    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER             TITLE OF CLASS    BENEFICIALLY OWNED     CLASS
------------------------------------             ---------------   ------------------   ----------
FMR Corp. .....................................     Common              8,274,094(1)        5.39%
82 Devonshire Street
Boston, Massachusetts 02109

Southeastern Asset Management, Inc. ...........     Common             12,864,100(2)         8.3%
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

------------------------

(1) The filing indicates sole voting power for 122,008 shares, shared voting power for zero shares, sole dispositive power for 8,274,094 shares and shared dispositive power for zero shares.

(2) The filing indicates sole voting power for 7,148,000 shares, shared or no voting power for 5,716,100, sole dispositive power for 8,380,100 shares and shared dispositive power for 4,484,000 shares.

STOCK OWNERSHIP OF MANAGEMENT

    The following table shows the beneficial ownership of Tricon's Common Stock as of February 29, 2000 by (i) each of the Company's continuing directors and nominees for election as directors, (ii) each of the executive officers of the Company named in the summary compensation table, and (iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons and their family members has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or her. None of the following persons or group hold in excess of one percent of Tricon's Common Stock. Tricon's internal stock ownership guidelines call for the Chairman to own Tricon Common Stock (or deferral plan units) with a value equal to 7.5 times current salary within five years and for other executive officers to own from 3 to 5 times current salary within five years.

NAME                                            SHARES BENEFICIALLY OWNED   DEFERRAL PLANS(1)     TOTAL
----                                            -------------------------   -----------------   ---------
Andrall E. Pearson............................            715,402(2)             238,901          954,303
David C. Novak................................            348,041(2)(3)(4)       240,283          588,324
D. Ronald Daniel..............................              8,949(5)               4,564           13,513
James Dimon...................................            303,949(5)(6)            4,564          308,514
Massimo Ferragamo.............................             20,949(5)               4,564           25,513
Robert Holland, Jr............................              3,949(5)               4,564            8,513
Sidney Kohl...................................             65,949(5)(7)            4,564           70,513
Kenneth G. Langone............................            180,181(5)                 790          180,971
Jackie Trujillo...............................             12,273(5)(8)            4,564           16,837
Robert J. Ulrich..............................              3,949(5)               4,564            8,513
Jeanette S. Wagner............................              3,949(5)               4,564            8,513
John L. Weinberg..............................             80,629(5)(9)            4,564           85,193
Peter A. Bassi................................            142,198(2)(3)           52,055          194,253
Christian L. Campbell.........................              3,321(10)             36,337           39,658
Michael S. Rawlings...........................             99,163(2)               7,017          106,180
All Directors and Executive Officers as a
  Group (26 persons)..........................          2,776,988(2)(3)          893,131        3,670,119

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)

--------------------------

(1) Units denominated as Common Stock equivalents held in deferred compensation accounts under the Director Deferred Compensation Plan or the Executive Incentive Deferral Plan. Amounts payable under these plans will be paid in Common Stock of the Company. Also included with respect to each non-employee director is 790 shares representing the $25,000 initial stock grant payable to non-employee directors after they leave the Board.

(2) As set forth in the following table, for Messrs. Pearson, Novak, Bassi, Rawlings and all directors and executive officers as a group, the share amounts include beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options awarded under employee/director incentive compensation plan.

                                                                                            ALL DIRECTORS
                                                                                                 AND
                                                                                              EXECUTIVE
                                            ANDRALL E.   DAVID C.   PETER A.   MICHAEL S.   OFFICERS AS A
                                             PEARSON      NOVAK      BASSI      RAWLINGS        GROUP
                                            ----------   --------   --------   ----------   -------------
    Shares which may be acquired within
      60 days pursuant to stock options...   700,000     337,995    141,144     68,032       2,016,600

(3) Share amounts include any shares held pursuant to the Tricon Long Term Savings Program which will be subject to the voting direction of such persons at the Annual Meeting: Mr. Novak, 6,820 shares; Mr. Bassi, 3 shares; and all directors and executive officers as a group, 14,109 shares.

(4) Includes 110 shares held by Mr. Novak's spouse as custodian for their daughter.

(5) Includes beneficial ownership of 3,949 shares which may be acquired within 60 days pursuant to stock options awarded under employee/director incentive compensation plans.

(6) Includes 6,000 shares held by Mr. Dimon's spouse as custodian for their minor children, and 2,000 shares owned by Mr. Dimon's spouse.

(7) Includes 21,000 shares held in a trust of which Mr. Kohl is trustee.

(8) Includes 3,000 shares held by the Harman Cafes Employee Profit Sharing Trust and 4,000 shares owned by Harman Management Corp. of which Ms. Trujillo is a trustee and of which Ms. Trujillo disclaims beneficial ownership.

(9) Includes 2,080 shares held by trusts of which Mr. Weinberg is trustee, and 8,800 shares held by Mr. Weinberg's spouse.

(10) Includes 20 shares held by Mr. Campbell's spouse.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following tables provide information on compensation and stock-based awards paid, earned or awarded for the years indicated by Tricon to its Chief Executive Officer and its four other most highly compensated executive officers as of the end of the Company's 1999 fiscal year in accordance with the rules of the Securities and Exchange Commission. These five individuals are referred to in this proxy statement as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION              ---------------------
                                         -----------------------------------------   SECURITIES UNDERLYING
                                                                    OTHER ANNUAL         OPTIONS/SARS          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY(1)    BONUS(1)    COMPENSATION(2)        (# SHARES)(3)       COMPENSATION
---------------------------   --------   ---------   ----------   ----------------   ---------------------   -------------
Andrall E. Pearson .........    1999     $900,000    $2,430,000       $ 15,614                     0          $  900,000(4)
  Chairman of the Board         1998      900,000     2,700,000         90,320                     0             150,000(4)
                                1997      446,538     1,300,000        134,135             1,050,000           1,283,333(5)

David C. Novak .............    1999      792,308     2,160,000         80,979               255,489             700,000(4)
  Vice Chairman, Chief          1998      700,000     2,100,000         69,669                     0             582,887(4)
  Executive Officer and         1997      619,231     1,748,660          8,167               805,542                   0
  President

Peter A. Bassi .............    1999      427,693       903,000         70,948                57,485              50,963(4)
  President, Tricon             1998      400,000       611,550              0                99,083              37,198(4)
  Restaurants International     1997      316,227       646,370          4,108                     0                   0

Christian L. Campbell ......    1999      418,462       819,000          8,542                42,582             196,000(4)
  Senior Vice President,        1998      400,000       990,000          8,387                     0               6,666(4)
  General Counsel and           1997      257,692       350,000        121,217               110,645                   0
  Secretary

Michael S. Rawlings ........    1999      372,116       843,800         96,472                57,485                   0
  President, Pizza Hut, Inc.    1998      350,000       621,075         60,270                99,083              47,807(4)
                                1997      192,500       143,420         41,791                     0                   0

------------------------

(1) Amounts shown include compensation earned by the named executive officers during 1999, including amounts deferred at the election of those officers. Bonuses are generally paid in the year following the year in which they are earned. The 1997 salary of Messrs. Pearson, Campbell and Rawlings only reflect a partial year since each was first employed during the second half of 1997. For 1997, the bonus shown for Mr. Pearson represents a guaranteed bonus of $450,000 and a one-time hiring bonus of $850,000 awarded pursuant to his employment agreement with the Company. For 1997, the bonus shown for Mr. Campbell represents a guaranteed bonus of $200,000 and a hiring bonus of $150,000 awarded pursuant to his employment agreement with the Company. For 1998, the bonus shown for Mr. Campbell includes a hiring bonus of $150,000. All other bonuses were determined pursuant to the Company's Executive Incentive Compensation Plan.

(2) This column includes the dollar value of perquisites and other personal benefits for each named executive officer that is required to be reported under the rules of the Securities and Exchange Commission ("SEC"). The table below shows amounts from the column which are required to be reported. Amounts not shown in this column and the table below for such executive officers are omitted as permitted by SEC rules.

NAME                                                                              1999       1998       1997
----                                                                            --------   --------   --------
Andrall E. Pearson....................  Personal use of Company aircraft......       --     38,487         --
                                        One-time club initiation fee..........       --         --     65,152
                                        Company perquisite allowance..........       --     37,918         --
                                        Tax-related reimbursements............   15,614     13,915     63,618

David C. Novak........................  Personal use of Company aircraft......   26,644     41,532         --
                                        Company car allowance.................   16,000         --         --
                                        Company perquisite allowance..........       --     19,750         --
                                        Tax-related reimbursements............   18,335      8,387         --

Peter A. Bassi........................  Personal use of Company aircraft......   18,602         --         --
                                        Company car allowance.................   16,000         --         --
                                        Tax-related reimbursements............   20,321         --      4,108

Christian L. Campbell.................  Moving expenses.......................       --         --    106,182
                                        Tax-related reimbursements............    8,542      8,387      2,258

Michael S. Rawlings...................  Personal use of Company aircraft......   43,947     30,530     19,650
                                        Company car allowance.................   16,000     22,653     12,495
                                        Tax-related reimbursements............   21,993         --      3,796

(3) The stock options listed in this column were granted under Tricon's Long Term Incentive Plan. No stock appreciation rights ("SARs") were granted in 1997 through 1999.

(4) Represents preferential earnings on deferred compensation under the Executive Income Deferral Plan which is subject to forfeiture (as is the underlying deferred compensation) if the participant voluntarily terminates employment prior to the second anniversary of the deferral, except however in the case of a participant's retirement in which case the preferential earnings are earned on a pro rata basis if retirement occurs within one year of the deferral. If retirement occurs more than one year after the deferral, the participant receives the preferential earnings in accordance with the election filed by the participant.

(5) Included in this column for Mr. Pearson is a $1,000,000 retirement payment to be made to him following his retirement. Under the terms of his employment agreement, Mr. Pearson will not be entitled to any retirement benefits under Tricon's Salaried Employees Retirement Plan or Pension Equalization Plan. Also included is $283,333 of preferential earnings on deferred compensation which is subject to a risk of forfeiture as described in footnote 4 above.

STOCK OPTION GRANTS

    The following table presents information with respect to stock option grants that were made during the fiscal year ended December 25, 1999 to each of the named executive officers. All options granted by the Company in 1999 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 1999. Except for Mr. Pearson (whose 1997 grant was intended to cover 1998 and 1999), the named executive officers received stock option grants in 1999 as shown below.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                          ----------------------------
                                            NUMBER OF
                                            SECURITIES
                                            UNDERLYING     % OF TOTAL
                                             OPTIONS         OPTIONS       EXERCISE                  GRANT DATE
                                             GRANTED       GRANTED TO       PRICE       EXPIRATION    PRESENT
NAME                                      (# SHARES)(1)     EMPLOYEES    ($/SHARE)(2)      DATE       VALUE(3)
----                                      --------------   -----------   ------------   ----------   ----------
Andrall E. Pearson......................           0             0              --            --     $        0
David C. Novak..........................     255,489          6.54           46.97       1/21/09      4,616,686
Peter A. Bassi..........................      57,485          1.47           46.97       1/21/09      1,038,754
Christian L. Campbell...................      42,582          1.09           46.97       1/21/09        769,457
Michael S. Rawlings.....................      57,485          1.47           46.97       1/21/09      1,038,754

------------------------

(1) 1999 option grants become exercisable on January 21, 2003. The terms of each option grant provide that if specified corporate control changes occur, all outstanding stock options become exercisable immediately.

(2) The exercise price shown is the average of the high and low sales price of the Company's Common Stock on the date of grant.

(3) The grant date present values were determined using the Black-Scholes option pricing model. The Black-Scholes present value per option was $18.07. The assumptions used in calculating the Black-Scholes present value for the new options were as follows: (a) options are assumed to be exercised at year six; (b) volatility is 29.7% based on the daily closing stock prices from October 7, 1997 to December 31, 1999 for Tricon, and the monthly closing stock prices for the last five years for McDonald's Corporation and Wendy's International, Inc.; (c) the risk-free rate of return is 4.6% based on the five-year zero coupon treasury average yield for January 1999; and (d) the dividend yield is 0%. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period, but prior to the end of the option term, or to the fact that the Company has stock ownership guidelines.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table presents information with respect to stock options exercised during the last fiscal year by the named executive officers, as well as the status and current value of unexercised stock options held as of December 25, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                               OPTIONS AT                VALUE OF UNEXERCISED
                                SHARES                      DECEMBER 25, 1999          IN-THE-MONEY OPTIONS AT
                              ACQUIRED ON                      (# SHARES)                DECEMBER 25, 1999(1)
                               EXERCISE      VALUE     ---------------------------   ----------------------------
NAME                          (# SHARES)    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   --------------
Andrall E. Pearson..........       0           0         700,000(2)      350,000      4,413,290       2,206,645
David C. Novak..............       0           0           4,003       1,628,991(2)      81,968      12,520,172
Peter A. Bassi..............       0           0           3,137         295,615         66,068       3,134,305
Christian L. Campbell.......       0           0               0         153,227              0         697,584
Michael S. Rawlings.........       0           0               0         224,600              0       1,639,868

------------------------

(1) The value of in-the-money options is based on the $37.9375 per share closing price of Tricon Common Stock on December 23, 1999 (the last trading day prior to Tricon's fiscal year-end), less the exercise price of the options.

(2) The Compensation Committee of the Board of Directors amended these options to permit their transfer to family members and family trusts. In
    Mr. Novak's case, only 333,992 options may be transferred once they become exercisable.

PENSION PLANS

    The Company has adopted the Tricon Retirement Plan (formerly known as the Tricon Salaried Employees Retirement Plan) and Tricon Pension Equalization Plan. The annual benefits payable under these two pension plans to employees with five or more years of service at age 65 are equal to 3% of the employee's highest consecutive five-year average annual earnings multiplied by years of credited service up to ten years of credited service plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

    Under the Tricon plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2000 for the following pay classifications and years of service are expected to be:

                                                          YEARS OF SERVICE
                                       ------------------------------------------------------
REMUNERATION                              15         20         25         30          35
------------                           --------   --------   --------   --------   ----------
$ 250,000............................  $ 85,372   $ 97,162   $108,953   $120,743   $  132,534
$ 500,000............................   172,872    197,162    221,453    245,743      270,034
$ 750,000............................   260,372    297,162    333,953    370,743      407,534
$1,000,000...........................   347,872    397,162    446,453    495,743      545,034
$1,250,000...........................   435,372    497,162    558,953    620,743      682,534
$1,500,000...........................   522,872    597,162    671,453    745,743      820,034
$1,750,000...........................   610,372    697,162    783,953    870,744      957,534
$2,000,000...........................   697,872    797,162    896,453    995,743    1,095,034

    The years of credited service and covered compensation under the Tricon Retirement Plan and Tricon Pension Equalization Plan for the covered executive officers named in the Summary Compensation Table are as follows:

                                     ANDRALL E.       DAVID C.       PETER A.      CHRISTIAN L.      MICHAEL S.
                                      PEARSON          NOVAK          BASSI          CAMPBELL         RAWLINGS
                                     ----------      ----------      --------      ------------      ----------
Years of Credited Service..........       (1)                13            27               2                2
Covered Compensation...............       (1)        $1,569,349      $636,132        $744,238         $721,594

------------------------

(1) Under the terms of Mr. Pearson's employment agreement, he will not participate in the Tricon pension plans.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

    EMPLOYMENT AGREEMENTS. In 1997, the Company entered into an employment agreement with Andrall E. Pearson under which he will serve as Tricon's Chairman of the Board and Chief Executive Officer until July 1, 2000. (The Board of Directors appointed David C. Novak Tricon's Chief Executive Officer effective January 1, 2000.) The agreement provides for an annual salary of $900,000 and annual incentive compensation awards to be determined by the Company's Board of Directors. However, Mr. Pearson received a guaranteed bonus for 1997 (payable in 1998) of $450,000. The Company also awarded Mr. Pearson a one-time hiring bonus of $850,000 in 1997 which under the terms of the agreement was deferred until the end of his employment and treated as if invested in Tricon Common Stock at a discount under the Tricon Executive Income Deferral Plan. In addition, the Company will make a $1,000,000 retirement payment to Mr. Pearson at the end of his employment term. Mr. Pearson was granted options to purchase 1,050,000 shares of the Company's Common Stock in 1997. The exercise price of these options is $31.6328 per share, which was the average of the closing prices of Tricon stock for the fifth through the twentieth trading days following October 6, 1997, but not less than the average of the high and low sales price for Tricon's Common Stock on the grant date. One third of the options vested on each of July 1, 1998 and July 1, 1999 and one-third will vest on July 1, 2000. They will be exercisable for a period of ten years from the grant date.

    The Company entered into an employment agreement with Christian L. Campbell in September 1997, under which he will serve as Tricon's Senior Vice President, General Counsel and Secretary. The agreement provided for a starting salary of $400,000 per year and participation in Tricon's annual incentive plan with a target annual incentive compensation award of 65% (subsequently changed to 75%) of annual salary. The Company also agreed to pay Mr. Campbell a $300,000 hiring bonus, 50% of which was payable upon starting with Tricon and the remainder payable on his first anniversary. In addition, the Company agreed to pay Mr. Campbell a guaranteed 1997 bonus, payable in 1998, of $200,000. Upon achieving normal retirement age status (age 55 and at least 10 years of credited service with Tricon), the Company will add five years of credited service to Mr. Campbell's benefit under the Tricon Retirement Plan and Tricon Pension Equalization Plan. Mr. Campbell was granted options to purchase 110,645 shares of Tricon Common Stock at an exercise price of $31.6328, which represents the average closing prices for Tricon stock for the fifth through twentieth day period following Tricon's October 6, 1997 spin-off from PepsiCo, but not less than the average of the high and low sales price for Tricon's Common Stock on the grant date. They will become exercisable five years from the grant date (provided Mr. Campbell remains employed by Tricon) and must be exercised within ten years from the grant date or, if earlier, termination of employment.

    CHANGE IN CONTROL AGREEMENTS. Change in control severance agreements are in effect between the Company and certain key executives (including Messrs. Pearson, Novak, Bassi, Campbell and Rawlings). These executive change in control agreements (the "Agreements") were effective as of July 21, 1998, and have been general obligations of the Company since that date, and provide, generally, that if, within two years subsequent to a change in control of the Company (a "Change in Control"), the employment of the executive ("Covered Executive") is terminated (other than for cause, or for other limited reasons specified in the Agreements), or if the Covered Executive terminates employment for Good Reason (defined in the Agreements to include a diminution of duties and responsibilities or benefits), the Covered Executive will be entitled to receive a severance payment consisting of (a) the Covered Executive's base salary through the date of termination, (b) a proportionate bonus assuming achievement of target performance goals under the bonus plan or, if higher, assuming continued achievement of such performance goals until date of termination, (c) two times the sum of the Covered Executive's base salary and the target bonus or, if higher, the actual bonus for the year preceding the Change in Control, and (d) any unpaid compensation. If payments had been made at December 25, 1999, the total of such severance payments under (c) above to each of Messrs. Pearson, Novak, Bassi, Campbell and Rawlings would have been $7,200,000, $5,800,000, $2,083,100, $2,820,000 and $1,992,150, respectively. A
Covered Executive whose employment is not terminated in a manner described in this paragraph will not be entitled to receive any severance payments under the Agreements. In addition to such severance payments, the Company will also provide the Covered Executive with outplacement services for one year following such termination. In addition, the Agreements provide that in the event a Covered Executive becomes entitled to receive a severance payment and other severance benefits and such severance payment and benefits are subject to an excise tax, the Covered Executive will become entitled to receive an additional payment in an amount such that after the payment of all income and excise taxes, the Covered Executive will be in the same after-tax position as if no excise tax had been imposed. If a Change in Control does not occur before December 31, 2000, the Agreements terminate.

CERTAIN TRANSACTIONS

    During fiscal 1999, affiliates of Harman Management Company ("Harman") paid royalties of approximately $9,750,000 to KFC Corporation, a subsidiary of Tricon. Jackie Trujillo, Chairman of the Board of Harman, is a Director of Tricon.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is responsible for assisting the Board of Directors in monitoring the Company's compensation arrangements with a view to ensuring that the Company continues to attract and retain highly qualified management through competitive compensation programs, and encouraging extraordinary results through incentive awards. The Committee establishes basic principles related to the compensation programs of the Company and provides oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation. Particular emphasis is placed on share ownership for senior executives and middle management. In addition, the Committee places a high emphasis on incentive compensation, in particular long-term incentives, and providing an overall level of remuneration which is competitive and reflective of performance.

COMPENSATION PHILOSOPHY AND PROGRAMS

    In administering senior executive officer compensation, the Committee has established a compensation program tailored for the restaurant industry that is designed to reward superior performance. The committee's objective is to establish a program which aligns the interests of shareholders and executives. As such, the Committee has established stock ownership guidelines for the 500 most senior executives and managers. The guidelines vary from 7.5 times salary to 0.25 times salary and assume that affected employees will meet or exceed the guidelines within five years. The Company's long-term stock option program is focused on attracting, retaining and motivating the best restaurant executives in the industry.

    Senior People Resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation targets, the Committee uses data provided by the Company which is obtained from independent consultants. The data reflect compensation practices of 22 companies from the restaurant, service, consumer goods and retail industries (the "comparator group") who participate in widely distributed surveys. The Committee believes that targeting compensation at a level comparable to other large companies appropriately reflects the labor market for Company executives. Base pay is established at the median level for the comparator group. Annual incentive compensation targets are set at the 75th percentile for the comparator group. Long-term incentive targets are set at the 75th percentile for executives and managers who are achieving their ownership guideline. Companies in the comparator group may be included in the S&P Restaurants Index used in the performance graph included in this Proxy Statement; however, the comparator group is not made up exclusively of companies used in that index. As the Company recruits senior executives from outside the restaurant industry and retains these executives against offers from outside the restaurant industry, the Committee believes that the broad-based comparator group is a more appropriate basis for comparison.

BASE SALARIES

    The Committee approved the Company's executive compensation salary structure for 1999. Base salaries were established around a targeted pay level for each position within each career band. Each position's career band is established based on the median level of base compensation for similar positions in the survey data. The 1999 increases to base salaries were set within the prescribed career band based on an assessment of factors including individual performance, experience and responsibilities. This assessment is not subject to weightings or formulas. Future individual salary increases are expected to reflect the position against a targeted salary within the career band, the merit increase budget established by the Company, and individual performance over the prior performance period.

ANNUAL CASH INCENTIVES

    The Company established the Executive Incentive Compensation Plan ("EICP") to motivate the attainment of annual performance objectives. The performance requirement under the EICP is based upon attainment of a pre-established earnings per share ("EPS") target (adjusted for nonrecurring events). No payment is made if a minimum EPS target is not met. Once the EPS target is achieved, the participant is eligible to receive an overall maximum incentive award attributable to the level of EPS attained. The Committee has discretion to decrease (but not increase) the amount payable. Pursuant to the terms of the EICP, the Committee certified results against performance objectives and approved annual incentive awards.

    In exercising its discretion to determine the annual incentives of executive officers (subject to the overall maximums), the Committee reviews actual performance against consolidated or relevant operating company and individual goals and objectives. These goals and objectives are used to establish a minimum level, a target level, and a maximum level of performance. The restaurant company goals and objectives for executive officers in 1999 included cash flow, profit objectives, same store sales and return on net assets. For each objective, no payment is made if performance fails to meet the minimum level for that objective. Actual performance is measured relative to these levels for each objective in order to determine a percentage. This percentage is applied to each participant's predetermined target incentive amount in determining a participant's actual incentive award which may not exceed the overall maximum. Depending on actual performance, the percentage can range from 0 to 300% of the target incentive amount. This same formula is applied to determine incentive awards of eligible nonexecutive officers; however, each operating company also has financial targets based on one or more of the following measures: sales, profit, cash flow, same store sales and return on net assets.

    In keeping with the emphasis on stock ownership, executives have the opportunity to defer all or a portion of their annual incentives into phantom shares of Tricon Common Stock at a discount; however, to receive payment of these shares, participating executives must continue employment with the Company for two years following the deferral or meet certain retirement or disability criteria.

LONG-TERM INCENTIVES

    The Company provides long-term incentives through the Company's Long Term Incentive Plans ("LTIP"). The Committee believes that stock ownership by executive and middle management is essential for aligning management's interest with that of shareholders.

    Under the LTIP, the Committee provides long-term incentive awards in the form of stock options and, from time to time, restricted shares. Stock options are the primary long-term incentive of the Company. The number of options granted to each executive officer is related to the market data for that job and the performance of the executive. For executive officers these grants were based on the individual's anticipated achievement of their stock ownership guidelines, responsibilities, performance, and future potential. Each option was granted at not less than the fair market value of the underlying Common Stock on the date of grant. Each regular grant of an option becomes vested after four years and is for a term of ten years.

1999 COMPENSATION OF ANDRALL E. PEARSON

    In 1997, Mr. Pearson entered into a three-year employment agreement with the Company which was approved by PepsiCo, Inc. (prior to spin-off of the Company by PepsiCo), the major terms of which were ratified by the Board's non-employee Directors. Under the Agreement, Mr. Pearson's annual salary was set at $900,000. The amount was determined based on a comparison with other firms in the comparator group. This salary is at the median for the survey group.

    The Committee did not change Mr. Pearson's salary in 1999 since it was set as a fixed amount for his three year employment period. Mr. Pearson did not receive a 1999 stock option grant. His 1997 grant was designed to cover his responsibilities as Chairman and Chief Executive Officer for 1998, 1999 and 2000.

    Mr. Pearson was awarded an annual incentive of $2,430,000 for 1999. The Committee certified Tricon's attainment of the Committee's pre-established EPS target for 1999. Based on Tricon's 1999 EPS, the Committee could have awarded Mr. Pearson an annual incentive of $3,000,000 under the EICP. The Committee, however, exercised its discretion to award Mr. Pearson a lower incentive. The determination of this amount was based on Mr. Pearson's target incentive (100% of his salary) multiplied by two factors: Tricon's performance and Mr. Pearson's individual performance. In exercising its discretion, the Committee reviewed Tricon's attainment of pre-established cash flow and EPS objectives. Attainment of these objectives resulted in a 200% factor for Tricon performance. In reviewing Mr. Pearson's individual performance, the Committee considered several criteria on a subjective basis including Tricon's above target 1999 EPS and cash flow, improved store level margins, improved same store sales and increased return on assets. The Committee determined that Mr. Pearson's personal performance was at a level producing a 135% factor. Combining the Tricon and personal performance factors resulted in a bonus equal to 270% of Mr. Pearson's target incentive.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

    Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the EICP and LTIP satisfy the requirements for exemption under the Internal Revenue Code
Section 162(m). Payments made under these plans qualify as performance-based compensation and constitute the majority of aggregate annual incentive payments for the named executive officers.

    For 1999, the annual salary paid to Mr. Pearson and the other named executive officers were in each case less than one million dollars. The 1999 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible when paid. To the extent any of the named executive officers defer their annual incentives into phantom shares of Tricon Common Stock at a discount, the annual incentives are no longer qualified under Section 162(m); however, it is expected that they will be deductible when paid, since they will be paid after each executive's retirement or termination of employment or when the executive is no longer a named executive officer. The stock option awards made under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

SUMMARY

    The Compensation Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee share ownership. The Committee feels that the awards made in 1999 were competitive and appropriate, and serve shareholders' long-term interests.

Respectfully submitted,
The Compensation Committee

D. Ronald Daniel                       Kenneth G. Langone
Robert J. Ulrich                       Jeanette S. Wagner
John L. Weinberg

                               PERFORMANCE GRAPH

    The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to the S&P Restaurants Index for the period from September 17, 1997, the day shares of Tricon's Common Stock began trading on the New York Stock Exchange, to December 23, 1999, the last trading day of the Company's fiscal year. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 17, 1997 and that all dividends were reinvested. The companies included in the S&P Restaurants Index in addition to Tricon were as follows:
McDonald's Corporation, Wendy's International, Inc. and Darden
Restaurants, Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    TRICON  S&P 500  S&P RESTAURANTS
September 17, 1997     100      100              100
December 26, 1997       97      100               97
December 24, 1998      164      133              158
December 23, 1999      130      160              163

                                              SEPTEMBER 17,    DECEMBER 26,    DECEMBER 24,    DECEMBER 23,
                                                   1997            1997            1998            1999
                                              --------------   -------------   -------------   -------------
Tricon......................................        100              97             164             130
S & P 500...................................        100             100             133             160
S & P Restaurants...........................        100              97             158             163

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

    The Board of Directors, upon recommendation of the Audit Committee, has selected KPMG LLP to audit the Company's financial statements for the fiscal year ending December 30, 2000. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board of Directors. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    The selection of KPMG LLP will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP.

                   SHAREHOLDER PROPOSALS/DIRECTOR NOMINATIONS

    Shareholders who intend to present proposals for consideration at the 2001 Annual Meeting of Shareholders, and who wish to have their proposals included in the Company's proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Company at its principal executive offices in Louisville, Kentucky on or before November 30, 2000. Proposals should be sent to Secretary, Tricon Global Restaurants, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. All proposals must also comply with the applicable requirements of the federal securities laws and the Company's Bylaws in order to be included in the Company's proxy statement and proxy card for the 2001 Annual Meeting. Similarly, in order for a shareholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by the Company no later than February 19, 2001, and shall contain such information as required under Tricon's Bylaws. Shareholders may propose director candidates for consideration by Tricon's Nominating Committee. In addition, Company Bylaws permit shareholders to nominate directors at a shareholder meeting. To make a director nomination at the 2001 Annual Meeting, a shareholder must notify Tricon's Secretary no later than February 19, 2001. The notice must meet all other requirements contained in the Company's Bylaws. You may contact Tricon's Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

                                 OTHER MATTERS

    As of the mailing date for this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

March 25, 2000

_______________________________________________________________________________

                       TRICON GLOBAL RESTAURANTS, INC.
 [TRICON LOGO]                  ANNUAL MEETING

                                May 18, 2000
                                   9:00 AM
                      Tricon Global Restaurants, Inc.
                                 YUM Center
                         1900 Colonel Sanders Lane
                        Louisville, Kentucky 40213


                       A D M I S S I O N  T I C K E T

-------------------------------------------------------------------------------


 TRICON'S 2000 ANNUAL SHAREHOLDERS' MEETING WILL BE HELD AT 9:00 A.M. (EASTERN DAYLIGHT SAVINGS TIME) ON THURSDAY, MAY 18, 2000 AT THE YUM CENTER AT 1900 COLONEL SANDERS LANE IN LOUISVILLE, KENTUCKY. If you plan to attend the Annual Shareholders' Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of Tricon Global Restaurants, Inc. which you are entitled to vote or to direct the voting of, including those shares in Tricon's Capital Stock Purchase Program and Long Term Savings Program.

 Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

                  (Please detach proxy card at perforation)
-------------------------------------------------------------------------------

                       TRICON GLOBAL RESTAURANTS, INC.
 [TRICON LOGO]  This Proxy is solicited on behalf of the Board of Directors

 _________________________________________________________________________

 The undersigned hereby appoints Christian L. Campbell, John P. Daly and Matthew P. Preston, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Tricon Global Restaurants, Inc. which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 18, 2000 or any adjournment thereof.

 NOMINEES FOR DIRECTOR:

     Class III: D. Ronald Daniel, Kenneth G. Langone, Andrall E. Pearson, John L. Weinberg.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ELECTION OF KPMG LLP AS INDEPENDENT
 ACCOUNTANTS.

 This Proxy when properly executed will be voted as directed; if no discretion is indicated, it will be voted as follows:

     FOR the election of all nominees for director:
     FOR the ratification of the election of independent accountants.

 This card also provides voting instructions to the Administrator or Trustee for shares beneficially owned under Tricon Global Restaurants, Inc. Capital Stock Purchase Program and the Tricon Global Restaurants, Inc. Long Term Savings Program.


    (CONTINUED, and To Be Signed and Dated on the REVERSE SIDE) /    SEE      /
                                                                /REVERSE SIDE /
_______________________________________________________________________________

_______________________________________________________________________________

[TRICON LOGO]

Tricon Global Restaurants, Inc.
c/o Proxy Services
P.O. Box 9380
Boston, MA 02205-9955




                    A D M I S S I O N  T I C K E T

-------------------------------------------------------------------------------

You may vote your proxy 24 hours a day, 7 days a week, using either the Internet or a touch-tone telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY INTERNET:     GO TO THE WEB ADDRESS: http://www.eproxyvote.com/yum.
                         You will be asked to enter the 14-digit VOTE CONTROL
                         NUMBER located above your name and address in the lower left of the proxy card. Then follow the instructions. Be sure to vote at least 36 hours prior to the Meeting.

TO VOTE BY TELEPHONE:    CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
                         1-877-PRX-VOTE (1-877-779-8683). THERE IS NO CHARGE
                         TO YOU FOR THIS CALL. OUTSIDE THE U.S. CALL COLLECT
                         AT 1-201-536-8073. You will be asked to enter the 14-digit VOTER CONTROL NUMBER located above your name and address in the lower left of the proxy card. Then follow the instructions. Be sure to vote at least 36 hours prior to the Meeting.

TO VOTE BY MAIL:         Mark, sign and date your proxy card and return it in
                         the postage-paid envelope.

                 RECEIVE FUTURE MATERIALS VIA THE INTERNET

You may elect to receive future proxy and other materials over the Internet if you have an e-mail account and Internet access. To take advantage of this offer, please access http://www.consent.com/yum and then simply follow the instructions.

       IF YOU ARE VOTING BY INTERNET OR TELEPHONE, DO NOT MAIL YOUR PROXY CARD.

                     (Please detach proxy card at perforation)

-------------------------------------------------------------------------------

/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
_______________________________________________________________________________

1. Election of Directors
   (01) D. Ronald Daniel                              WITHHOLD
   (02) Kenneth C. Langone              FOR           AUTHORITY
   (03) Andrall E. Pearson
   (04) John L. Weinberg               /  /            /  /


2. Ratification of Election             FOR   AGAINST   ABSTAIN
   of Independent
    Accountants                        /  /     /  /     /  /


     -----------------------------------
     To withhold authority to vote
     for any particular nominee(s) write
     the name(s) above.

_______________________________________________________________________________

     If you receive more than one Annual Report at
     the address set forth on this proxy card and have
     no need for the extra copy, please check the box at
     the right. This will not affect the distribution of
     dividends or proxy statements.           /   /
     _____________________________________________________

     I plan to attend the Annual Meeting.     /   /

     I plan to bring a guest.                 /   /

     _____________________________________________________

When executed, promptly forward this card to:   Proxy Services
                                                Boston EquiServe
                                                P.O. Box 9380
                                                Boston, MA
                                                02205-9955


Signature(s)                                                 Date
            -----------------------------------------------      --------------
            NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such


_______________________________________________________________________________
                                                      note corner cut